SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                          TRANSPIRE COMMUNICATIONS, INC
        (Exact name of small business issuer as specified in its charter)

          Nevada                         3669                    39-2020578
(State or other jurisdiction      (Primary standard           (I.R.S. Employer
     of incorporation or       industrial classification     Identification No.)
       organization)                  code number)
                   -------------------------------------------
                          1545 - 6th Street, Suite 101
                              Green Bay, WI., 54304
                                 (920) 884-0404
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                               Steven P. Kerscher
                             Chief Executive Officer
                          1545 - 6th Street, Suite 101
                              Green Bay, WI, 54304
                                 (920) 884-0404
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                               Michael Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381
                              (631) 737-8382 (fax)
                   ------------------------------------------
                  Approximate date of proposed sale to public: As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------


                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                    Proposed
Title of Each                       Maximum      Proposed
Class of                            Aggregate    Maximum            Amount of
Securities to be   Amount to be     Price Per    Aggregate          Registration
Registered         Registered (2)   Unit         Offering Price)    Fee
---------------    -------------    ---------    --------------     ------------
Common Stock,
   par value
   $0.00001          3,844,200       $3.00(1)    $11,532,600(1)      $3,044.61
   per share         Shares(1)
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee. (2) Includes 2,844,200 shares of Common Stock and 1,000,000 shares of common of common stock issuable upon conversion of certain common stock purchase warrants.

                           --------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Preliminary Prospectus Subject to Completion dated August 22, 2001

                         TRANSPIRE COMMUNICATIONS, INC.

                        3,844,200 shares of common stock

                    ----------------------------------------

         o This is an offering of 3,844,200 shares of our common stock by stockholders of Transpire Communications, Inc.

         o The selling stockholders will receive all of the proceeds from the sale of 3,844,200 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares. We may, however, receive up to $750,000 in proceeds from the exercise by certain selling stockholders of warrants to purchase up to an aggregate of 1,000,000 shares of our common stock. The resale of the common stock underlying these warrants is included in the registration statement of which this prospectus forms a part.

         o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

MARKET FOR THE SHARES

No market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------

The date of this prospectus is August 24, 2001

TABLE OF CONTENTS                                                    PAGE
-----------------                                                    ----

PROSPECTUS SUMMARY..........................................           4
COMPANY INFORMATION.........................................           4
THE OFFERING................................................           5
SUMMARY FINANCIAL INFORMATION...............................           5
RISK FACTORS................................................           5
USE OF PROCEEDS.............................................           8
DETERMINATION OF OFFERING PRICE.............................           8
MANAGEMENT'S DISCUSSION and ANALYSYS or
         PLAN OF OPERATION..................................           9
BUSINESS....................................................           9
DESCRIPTION OF PROPERTY.....................................          14
LEGAL PROCEEDINGS...........................................          14
MANAGEMENT..................................................          15
CERTAIN RELATIONSHIPS AND RELATED
         TRANSACTIONS.......................................          16
PRINCIPAL STOCKHOLDERS......................................          16
OFFERING BY SELLING SHAREHOLDERS............................          17
DESCRIPTION OF SECURITIES...................................          18
PLAN OF DISTRIBUTION........................................          20
NEVADA BUSINESS COMBINATION PROVISIONS......................          21
INDEMNIFICATION OF DIRECTORS
         AND OFFICERS.......................................          21
WHERE YOU CAN FIND MORE INFORMATION.........................          22
TRANSFER AGENT..............................................          23
INTEREST OF NAMED EXPERTS AND COUNSEL.......................          23
LEGAL MATTERS...............................................          23
EXPERTS.....................................................          23

                               PROSPECTUS SUMMARY

         This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


The Company
TranSpire Communications, Inc.

TranSpire Communications, Inc., a Nevada corporation, is in the process of becoming a publicly traded company. Today, TranSpire is a broadband solutions company whose primary business is to develop, maintain and service a secure, flexible, high-speed communications infrastructure as well as provide a line of products that utilize the potential of broadband access. The infrastructures that TranSpire will create are Fixed Wireless Networks in cities with populations of 50,000 to 1,500,000. TranSpire will deliver the Internet at speeds of up to or in excess of 11 megabits per second (Mbps) depending on user needs. TranSpire has selected Fixed Wireless because of its massive throughput capability, its client and technological exchange flexibility, its low cost structure, its security and its reliability as opposed to other broadband solutions.


Corporate Information

Address and Phone Number

         Our address is 1545 - 6th Street, Suite 101, Green Bay Wisconsin, 54304. Our telephone number is (920) 884-0404.

History

         We were formed in July 1, 2000 and commenced operations in July 2000 as Midwest Wireless, Inc. a Wisconsin corporation. An Article of Merger was filed with the State of Nevada and the surviving company is called Transpire Communications, inc.

Form of Organization

         Our form of organization is as follows in the summary is set forth below:

         o we were formed as a Wisconsin corporation in July 2000 as Midwest Wireless, Inc.
         o        we became a Nevada corporation February 23, 2001; and
         o while re-incorporating as a Nevada corporation on February 23, 2001 the company began operating as TranSpire Communications, Inc. that same date in order to take the company public and have a name that would not give the impression of a company limited to the Midwest as TranSpire Communications, Inc. plans to be a national corporation intent on expanding throughout the U.S.

The Offering

Shares offered by the Selling Shareholders:    3,846,200 shares (1)
         (1)  Includes:   (i)  2,846,200   shares  of  Common  Stock  issued  to
Subscribers pursuant to the Subscription Agreements and other; and (ii) 1,000,000 shares of Common Stock reserved for issuance pursuant to Warrants.

Shares Outstanding as of August 7, 2001:                      24,083,400 shares

Shares Outstanding Assuming Exercise of All
                  Outstanding Warrants:                       25,083,400 shares

Use of Proceeds - Transpire Communications, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, Transpire Communications, Inc. may receive up to $750,000.00 from exercise of the Warrants, which will be used for working capital.

Our Trading Symbol - The Common Stock of Transpire Communications, Inc. does not have a trading market at this time.


Summary Financial Information
                                                               6/30/2001
                                                              -----------
Balance Sheet Data:
Total Assets                                                  $   285,855
Total Liabilities                                                 227,267
Total Stockholders' Equity                                        285,855

Statement of Operations:
Revenues                                                           22,019
Expenses                                                          160,323
Income (Loss) from Operations                                    (138,304)
Net Income (Loss)                                                (136,779)
Income (Loss) Per Share                                               nil
Shares Used In Computing Net Income (Loss)                     24,133,400
  Per Share


RISK FACTORS

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS AMONG OTHER THINGS, AS WELL AS ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

Rapid Growth Problems
The Company is pursuing a plan to rapidly grow its business, and generate revenues. The plan will place significant demands upon the Company, its Management, and resources. Besides attracting and maintaining qualified personnel, as employees or contractors, and the need to have available cash and other financial resources to meet the needs of such rapid growth, the Company will need to generate a significant customer base to fund operations from cash flow, in lieu of investment capital and loans. No assurance exists that the Company will be successful or that these items will not be satisfactorily handled, resulting in a delay or other material adverse consequence to the Company.

Financial Condition Concerns
The Company currently operates within cash flow restraints and has, and may continue, to seek money in the form of capital and loans, and combinations of capital and loans. The Company has attempted and may continue its efforts to obtain necessary funding by means of private investment, and/or additional funding. Inability to obtain such needed investment or funding may affect the Company's ability to continue operations.

Competition
Significant competition exists in that numerous businesses offer what may be deemed similar, competitive products/services, even though it is believed by Management such competitors don't supply the same products/services under the marketing plans as that of the Company.

Speculative Securities
The Company's Securities should be considered speculative securities. Any value will depend, among other things, on the Company's ability to build revenues and attain sustained profitability.

Loss of Key Personnel
No assurance exists that the Company can replace key personnel in a timely manner if the need arises, even though qualified persons are believed by Management to exist.

Arbitrary offering price of securities
The Offering price of the Securities has been determined by the Company and is arbitrary in that it does not necessarily bear any relationship to assets, book value or any other recognized criteria of value. Further, the Company may issue Units for services, promissory notes, assets, conversion of debts, or other benefits or at different prices or discounts, in the sole discretion of the Management.

Limited Transferability of Securities; Lack of Trading Market Purchasers of the Securities offered hereby must be aware of the long-term nature of their investment and be able to bear the economic risks of their investment for an indefinite period of time. No trading market exists for the Securities. The Securities have not been registered under the Act or the securities laws of any state. The right of any purchaser to sell, transfer, pledge or otherwise dispose of the Securities may be limited by the Act and state securities laws and the regulations promulgated thereunder and certain offering terms. Consequently, a holder of Securities may not be able to liquidate the investment.

No Guarantee of Success
The Company has significant business purchases, advertising, and operational plans pending and is, therefore, subject to various risks. No guarantee exists that the Company will be a success.

Impact of Government Regulations and Action
The Company will be subject to applicable provisions of Federal and state securities and other laws. Also, the success of the Company may be dependent in the future upon the application of foreign laws and regulations. Although the Company will make every effort to comply with applicable laws and regulations, it can provide no assurance of its continuous ability to do so, nor can it predict the effect of these or future laws and regulations on its proposed activities.

Discretion in Application of Proceeds
In order to accommodate changing circumstances, Management may reallocate the proceeds of this Offering specified in the section captioned "Use of Proceeds." In addition, a substantial portion of the proceeds of this Offering may be applied to working capital of the Company. Accordingly, Management will have broad discretion in the application of the proceeds of this Offering, without any assurance that Management's decisions will prove correct or always be in the best interests of the Company.

System Problems
The ability to facilitate transactions and otherwise pursue operations depends on an efficient system of computer and servers, including the performance of the Internet, and so the Company could suffer problems such as delays, or interruptions resulting from any one of a number of potential factors, including human error, power loss, telecommunications failures, and viruses. Any one or more of these problems may adversely effect the Company.

Proprietary Rights
No assurance exists that the Company can or will be successful in pursuing protection of proprietary rights such as business names, logos, marks, ideas, inventions, and technology. In many cases, governmental registrations may not be available or advisable, considering legalities and expense, and even if registrations are obtained, litigation may still occur, which is part of the today's highly litigious environment.

New Products and Rapid Technological Change
The Internet is characterized by rapid technological changes, frequent new product introductions, enhancements, and emerging industry standards. The Company's future success will depend in part upon the abilities of the licensors or Internet companies it does business with, to enhance current products and to develop and introduce new products that respond to evolving customer requirements and keep pace with technological developments and emerging industry standards. The inability for technological or other reasons, to develop and introduce new products, services or enhancements in a timely manner in response to changing customer requirements, technological change or emerging industry standards, would have a significant adverse effect on the licensors, and so on the Company's interests in their businesses.

USE OF PROCEEDS

Transpire Communications, Inc., will not be receiving ay proceeds from the sale of the shares. Transpire Communications, Inc., may receive up to $750,000.00 from the exercise of the warrants. The proceeds from the warrants, if any, will be used to provide operating capital and means for expansion for the Company.

The following table sets forth the use of the funds available to Transpire Communications, Inc. There can be no assurance that Transpire Communications, Inc. will receive enough working capital to complete this plan


           USE OF PROCEEDS

           Complete infrastructure in Green Bay      $   30,000
           Hire key personnel                        $  255,000
           Marketing and Advertising                 $   45,000
           Complete infrastructure Appleton-
                                    Menasha          $  120,000
           Complete infrastructure Oshkosh           $  120,000
           Complete infrastructure Fon Dulac         $  110,000
           Complete infrastructure Madison           $  190,000

         TOTAL USE OF NET PROCEEDS                   $  870,000
                                                     ==========


Management anticipates expending these funds for the purposes indicated above. To the extent that expenditures are less than projected, the resulting balances will be retained and use for general working capital purposes or allocated according to the discretion of the Board of Directors. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, supplemental amounts may be drawn from other sources, including, but not limited to, general working capital and/or external financing. The net proceeds of this offering that are not expended immediately may be deposited in interest or non-interest bearing accounts, or invested in government obligations, certificates of deposit, commercial paper, money market mutual funds, or similar investments.


DETERMINATION OF OFFERING PRICE

         The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

Number of Holders - As of July 24, 2001, there were 52 record holders of common stock.

MANAGEMENT DISCUSSION AND ANALYSIS AND DESCRIPTION OF BUSINESS

TranSpire is a broadband solutions company whose primary business is to develop, maintain and service a secure, flexible, high-speed communications infrastructure as well as provide a line of products that utilize the potential of broadband access. The infrastructures that TranSpire will create are Fixed Wireless Networks in cities with populations of 50,000 to 1,500,000. TranSpire will deliver the Internet at speeds of up to or in excess of 11 megabits per second (Mbps) depending on user needs. TranSpire has selected Fixed Wireless because of its massive throughput capability, its client and technological exchange flexibility, its low cost structure, its security and its reliability as opposed to other broadband solutions.

TranSpire currently has strong management which consists of one experienced entrepreneur and managing officer supported by two full time staff employees. They are currently hiring experienced permanent employees, management, sales and marketing along with administrative staff as the company to continues to expand and propel TranSpire toward its destiny of becoming a significant force in the evolution of broadband communications.

Market Analysis
TranSpire currently has created and is operating its first Fixed Wireless network in Green Bay, Wisconsin. TranSpire initially expand to numerous other markets and currently has another forty contracts signed or in negotiation for towers in over eight other markets throughout Eastern Wisconsin and parts of Michigan.

The outlook for this product is extremely strong as the advent of readily accessible broadband is absolutely revolutionizing the communications field. Demand for broadband solutions is extremely intense. Any business or consumer who has spent greater than a few minutes on the Internet has wanted more speed. Advanced users are appalled at the lack of reasonably priced high-speed Internet connections, but are already spending thousands of dollars per month for current solutions such as T1 lines from their local phone companies. Communication "giants" are just beginning to focus on broadband in major market cities with populations of 2MM or more, some using the same technology as TranSpire's chosen technology. The communications "giants" have no plans to enter our targeted markets for a couple of years, at which point TranSpire will have already gained significant market share and strength.


Business Product / Service
TranSpire Communications is a broadband solutions company whose primary business is to develop, maintain and service a secure, flexible, high-speed communications infrastructure as well as provide a line of products that utilize the potential of broadband access. TranSpire currently offers these products in the Green Bay, Wisconsin and intends to compete by service by developing and expanding into areas where Fixed Wireless Networks currently do not exist. This will allow the Company to offer a service that would otherwise be unavailable. The Company currently competes by offering a superior service with more options available to the user than is currently available through other Internet, non-Fixed Wireless Networks, providers and expects to offer those same advantages to the targeted areas for development and expansion.

Marketing
Employing a sales force to contact and sign potential subscribers is expected to be the Company's largest and most successful avenue of marketing. The Company also intends, initially, on marketing its service product through radio and billboard advertising. The Company also would offer to host entertainment, media and charity events by having them utilize and broadcast over their connection as a way of getting the Company's name and services out to potential subscribers. The Company may be able to offer a free or discounted connection for some charity events in exchange for goodwill promotion. As the Company develops and expands TV advertising would be utilized as well. The Company would also look at acquiring additional companies and/or partnering with them to make use of an existing customer base to market the Company's services. Having satisfied customers promoting the Company's service by word of mouth is an additional marketing tool the Company plans on taking advantage of by offering and providing superior service.

Competition
TranSpire Communications currently operates in Green Bay, Wisconsin; there are no other Fixed Wireless Network providers there. The Company intends to develop and expand into cities that have populations of 50,000 - 1,500,000 where there is no existing competition for Fixed Wireless Networks.

TranSpire Communications customers and potential customers are Internet subscribers. There is existing competition that does offer broadband access options available to Internet subscribers such as DSL, Cable Modem and Fiber
Optics. Currently in Green Bay, Wisconsin and target markets of TranSpire Communications there is no existing competition for Fixed Wireless Networks in those areas. While there are Major Communication Groups that very large in size, financial and market strength, such as Time Warner Cable, TDS Metrocom, Ameritech, and AT&T that compete for Internet subscribers only AT&T currently offers broadband solutions through Fixed Wireless Networks. AT&T currently only offers their Fixed Wireless service in Texas and California however they have not entered into Green Bay, Wisconsin and currently are not offering Fixed Wireless Networks in the areas TranSpire Communications has targeted. There is no guarantee that Major Communications Groups will not enter markets that TranSpire Communications currently operates in or has targeted for development and expansion.

Research and Development
Prior to the Company's inception, the Company's Chief Executive Officer spent approximately $95,000.00, including his time and capital outlay, researching equipment, necessary infrastructure and test applications of the Company's intended service. This research determined the necessary design for signal broadcasting which included the placement of the required infrastructure; the equipment necessary to work regardless of environmental conditions or existing structural masses that may have caused interference of the signal. This research is largely responsible for the Company inception, current operations and its plans for further expansion and development. No additional funds have been spent by the Company on research and development.


Business History
The Company recently changed its name from Midwest Wireless, Inc. to that now in use, TranSpire Communications, Inc. The name was changed so that potential investors, based on the Company's plan for expansion, would not perceive the Company as lacking in vision with regard to growth potential, believing its operations and plans for expansion to be limited to that of Midwestern America only. There is no guarantee that the Company will be successful in its plans to grow outside of its current area of operation. The Company was registered in Nevada in order to take advantage of additional areas in attracting potential investors along with corporate tax advantages that currently exist in that state.

Plan of Operation
Growth and Financial Objectives
Milestone Table
------------------------------ -------------------------------- ---------------------------------- -----------
Event or Milestone             Expected Manner of Occurrence    Date, or Number of Months after    Cost of
                               or Method of Achievement         Receipt of Offering Proceeds When  Completion
                                                                Step Should be Accomplished
------------------------------ -------------------------------- ---------------------------------- -----------
Complete required              Acquire leases on an             1 - 2 months                        $30,000
infrastructure for Green Bay   additional 2 to 3 towers
area
------------------------------ -------------------------------- ---------------------------------- -----------
Acquire key personnel for      Hire a Marketing Executive,      1 - 3 months                       $255,000
marketing and system support   hire an additional 2 sales
                               persons and 2 systems
                               engineers
------------------------------ -------------------------------- ---------------------------------- -----------
Begin marketing phase,         Use employed sales and           1 - 3 months                        $45,000
acquire an additional 200      marketing reps to increase
customers                      sales along with an
                               advertising campaign
------------------------------ -------------------------------- ---------------------------------- -----------
Set up operations and          Acquire leases on 8 -10          2 - 3 months                       $240,000
infrastructure in Appleton -   towers, lease small sales
Menasha and Oshkosh areas      office, hire 1 sales person
                               each for these 2 areas.
------------------------------ -------------------------------- ---------------------------------- -----------
Set up operations and          Acquire leases on 3 - 4          2 - 5 months                       $110,000
infrastructure in Fon Dulac    towers, lease small sales
area                           office, hire a sales person
------------------------------ -------------------------------- ---------------------------------- -----------
Set up operations and          Acquire leases on 8 - 10         2 - 8 months                       $190,000
infrastructure in Madison      towers, lease small sales
area                           office, hire 2 sales persons
------------------------------ -------------------------------- ---------------------------------- -----------
Have Company reach             Bring total number of signed     1 - 12 months                      N/A
profitability                  customers from current level
                               to 640
------------------------------ -------------------------------- ---------------------------------- -----------


Growth Projections based on Offering and Milestone Table

1) Complete the required infrastructure for Green Bay, Wisconsin in order to provide service to that area in its entirety within the next 1 - 2 months. This would require lease acquisitions of two to three more towers. The cost of setting up the new towers is expected to be approximately $30,000.00.

2) The Company intends on hiring key personnel within 1 to 3 months. This would include hiring a Marketing Executive, 2 Sales persons and 2 Systems Engineers. The cost for the Marketing Executive is expected to be approximately $65,000.00 per year, the Sales persons would be paid approximately $50,000.00 per year along with performance based commission incentives, the Systems Engineers are expected to cost approximately $45,000.00 per year.

3) The Company plans to have its sales and marketing personnel concentrate on acquiring new customers over the next 1 to 12 months. The Company anticipates acquiring an additional 200 customers within the next 1 to 3 months, 100 to be acquired through its sales and marketing staff. Another 100 to be acquired through companies acting as agents that would want to sell the Company's service as it is a service they do not offer themselves and/or because it is a benefit that enhances their own service. An example would be a computer service-consulting firm would offer and explain the advantages of the Company's service to their client base.

The Company would also initialize an advertising and marketing campaign during this same period. The cost of new sales by the Company's sales and marketing staff is mentioned above, see item 2 of Milestones. There would be no cost in having an agent sell the Company's service as the agent would be paid only a small percentage (5%) of the gross sale amount, funds generated as a result of the sale would exceed the amount of commission paid, thus no cost consequence.

4) The Company plans on providing a complete infrastructure to the Appleton-Menasha and Oshkosh areas of Wisconsin within the next 2 to 3 months. This would require the acquisition of an additional 4 to 5 towers in each and the leasing of a small sales office and another sales person for each area as well. The cost of setting up the towers in Appleton-Menasha would be approximately $60,000.00, the sales office would be expected to cost approximately $10,000.00 per year and the Sales person would cost approximately $50,000.00 per year plus performance based commission incentives. These same costs would be applicable to the Oshkosh area as well.

5) The Company plans on providing a complete infrastructure for the Fon Dulac area of Wisconsin within the next 2 to 5 months. This would require the acquisition of an additional 3 to 4 towers, the leasing of a small sales office and the addition of another sales person for that area.

The cost of setting up the towers in Fon Dulac would be approximately $50,000.00, the sales office would be expected to cost approximately $10,000.00 per year and the sales person would cost approximately $50,000.00 per year plus performance based commission incentives.

6) The Company plans on providing a complete infrastructure for the Madison area of Wisconsin within the next 2 to 8 months. This would require the acquisition of an additional 8 to 10 towers, the leasing of a small sales office and the addition of a sales person for that area. The cost of setting up the towers in Madison would be approximately $130,000.00, the sales office would be expected to cost approximately $10,000.00 per year and the sale's person would cost approximately $50,000.00 per year plus performance based commission incentives.

Company Plan Regarding Possible Delays due to Reduced Proceeds from Offering Delay in completing any of the schedule events would consequently delay the Company's expansion into the targeted areas where there is currently no competition for Fixed Wireless Networks. This would not affect the funds the Company currently has available.

The Company would deal with any delays in expansion by bringing the areas in which it currently operates to profitability along with the areas it was able to expand into as well. Once profitability has been established the Company can use the profits, or a portion thereof, to fund its continued expansion objectives as outlined in this document and more specifically in "use of proceeds" and "milestones". This would also allow the Company to establish a history which may be favorably looked upon by various lending institutions and allow the Company to then explore alternative resources to fund additional expansion. The slowing of expansion would have the Company cut down on the expenses involved, if it is not expanding into some of the targeted areas as set out in "use of proceeds" and in "milestones", the costs associated the expenses associated with advertising, servicing with expansion would cease to exist. This would also place the Company in a position to reduce costs, as there wouldn't be a need for as many employees, offices or equipment. Marketing costs would not be as great and marketing to a fewer areas would be less as well. The Company would expect that each area it operates in or expands into would be self supporting within a period of 12 months, regardless of the number of areas established, this would enable expenses and expansion to be controlled so as not to adversely effect the Company. If the Company were unable to turn a profit, it would be unable to continue its expansion outside its current area of operations and those, based on the amount of offering proceeds received, it expanded into.

Description of Property
Transpire Communications, Inc. currently leases an office building, which houses their base tower, of 800 square feet in a business area of Green Bay, Wisconsin. This includes leased space on the roof of the building, on which the Company has its base tower, at a cost of $1,200.00 per month. The office and base tower, which transmits the signal, are situated in a central and elevated area of the city. This provides an ideal location for signal broadcasting to the Company's existing web of towers. The Company is in its first year of a 10-year lease with an option to renew at the end of the current term for an additional 10 years. The Company's decision to lease as opposed to buying was a decision based on capital outlay, allowing the Company access to its capital for business growth.

The Company currently leases an additional three towers in Green Bay, Wisconsin which are necessary and strategically located in providing signal coverage to their existing and potential customer base in Green Bay at an averaged cost of $1000.00 per month. Two of these towers have 5 year leases with negotiable extensions. The third tower has a 10 year lease with an option to lease for an additional 10 years. The need to purchase towers was not necessary in Green Bay, Wisconsin as co-location laws provide that existing towers are to be used as opposed to building new towers while existing towers are currently sufficient for required applications.

The Company intends to acquire leases on an additional 19 to 24 towers in Wisconsin over the next 12 months, 8 to 10 in Madison, 4 to 5 in Appleton, 4 to 5 in Oshkosh, 3 to 4 in Fon Dulac and 3 in Green Bay. There are 40 towers currently available in the areas targeted for expansion, 15 in Madison, 9 in Appleton, 7 in Oshkosh, 5 in Fon Dulac and 3 in Green Bay, while, again, only 19 to 24 will be required. The proposed acquisition of the additional tower leases is being considered as part of the Company's plan for expansion and development of new and larger markets. The towers being considered for lease would be acquired with the use of proceeds raised in the offering. The average cost of leasing the additional towers would be approximately $1000.00 per month per tower.

Legal Proceedings

The Company is not a party to any pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

MANAGEMENT

Directors and Executive Officers


The directors and executive officers of Transpire Communications Corp. are as follows:


Name                      Age              Position
----                      ---              --------
Steven P. Kerscher        31               President, Chief Executive Officer,
                                           Treasurer, and Secretary, Chairman of
                                           the Board of Directors
Bruce B. LeNoble          36               Director


Mr. Kerscher is 31 and has worked in the Internet and computer technology field for over 10 years. Mr. Kerscher owns a successful Computer sales, service and consulting firm in the Green Bay, Wisconsin metro area, and has been with that company since its inception. With the start-up of TranSpire Communications, Inc he devotes his business time solely to the development of this Company. Mr. Kerscher has performed research in the field of wireless information technology. Mr. Kerscher brings numerous relationships to Transpire from the fields of Information Technology, Fixed Wireless Architecture, and Internet Service Providing along with a well-rounded education coupled with extensive experience.

Realizing the current situation and massive growth which lie ahead for this emerging Company, efforts are focused on hiring a Director of Sales and Marketing and staff, a Technology Officer, network engineers and a human resources director. Certain other functions will be outsourced at this time.


Bruce B. LeNoble
Mr. LeNoble, 36, currently serves as an Information Technology Project Manager for Plexus Corp. where he is responsible for managing large-scale information technology projects. Prior to joining Plexus Corp., Mr. LeNoble has worked over 18 years in various technical and management leadership positions in the information technology and communications field. Mr. LeNoble received his bachelors degree in business administration from Marian College of Fond Du Lac. He also received an Associates Degree in Data Processing from Fox Valley Technical College in 1984. Mr. LeNoble brings numerous relationships to Transpire from the fields of Information Technology, Networking Architecture, and Professional Business Management along with extensive experience.


Stock Options

We did not grant stock options since our incorporation. As of the date of this prospectus, no executive officer holds stock options.

Employment Agreement

As of the date of this prospectus, we have not entered into any written employment agreements.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

Remuneration will be proposed in the future by the corporation to officers or directors under a plan which will be adopted by the Company's board of Directors once the Company can afford to make such an offer without adversely affecting the operations or intended growth of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into a relationship with Summa Capital, Inc., to provide us with the necessary financing as detailed herein. This was done via a Regulation D Offering under Rule 506, and has resulted in the Company issuing 250,000 shares and 1,000,000 share purchase warrrants pursuant to the Offering in exchange for $125,000. Pursuant to the Agreement with Summa Capital, the Company issued 1,269,200 shares in the names of:

Summa Capital, Inc.             600,000 shares
Reid Enns                       125,400 shares
Douglas Thiessen                571,900 shares
David Berkowitz                 571,900 shares

In addition, the Company has issued shares as follows for services other than those provided for by Summa Capital:

James P. Yaworski               150,000 shares
George Roth                     250,000 shares
Orshi McNaughton                250,000 shares
CFC Enterprises                  10,000 shares
Dennis Burns                     30,000 shares
David Adelman                    10,000 shares


PRINCIPAL STOCKHOLDERS

The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                                       Number of Shares          Percentage of
Identity of Stockholder or Group       Beneficially Owned (1)    Shares Owned
--------------------------------       ----------------------    -------------
Steven P. Kerscher                          9,905,650                 41.0
Dawn M. Kerscher                            9,905,650                 41.0


OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time.

         Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

         None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.


         This offering of these common shares will begin when this registration statement on Form SB-2 is declared effective. Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.


SELLING SHAREHOLDERS       NUMBER OF SHARES    NUMBER OF SHARES    PERCENTAGE
                           OWNED PRIOR TO      TO BE SOLD (1)      OF
                           OFFERING                                OWNERSHIP (1)
--------------------       ----------------    ----------------    -------------
James P. Yaworski              150,000             150,000               *
George Roth                    250,000             250,000               *
Orshi McNaughton               250,000             250,000               *
CFC Enterprises Inc. (2)        10,000              10,000               *
Dennis Burns                    30,000              30,000               *
David Adelman                   10,000              10,000               *
Summa Capital, Inc. (3)        600,000             600,000              2.3%
Reid Enns                      125,400             125,400               *
David Berkowitz (3) (4)        571,900             571,900              2.2%
Doug Thiessen                  571,900             571,900              2.2%
Sam Berkowitz (5)               50,000             250,000               *
David & Sharon Hess             20,000             100,000               *
Moshe D. Fuld                   20,000             100,000               *
Michael S. Samuel               20,000             100,000               *
Ronald Koesterich               30,000             150,000               *
Jerome Berkowitz                15,000              75,000               *
Harry Harcsztark                10,000              50,000               *
Na'ama Daniel                   20,000             100,000               *
Browncraft Garage (6)           10,000              50,000               *
Barry A. Ginsberg               10,000              50,000               *
Joseph E. Johnson                5,000              25,000               *
Linda Kaech                     10,000              50,000               *
Miles Kaech                     10,000              50,000               *
Niels Kaech                      8,000              40,000               *
Ronald Fuhmann                  10,000              50,000               *
Jessie Boskoff                   2,000              10,000               *
Michael S. Krome                25,000              25,000               *
                           ----------------    ----------------
Total                        2,844,200           3,844,200

(*)      Owns less than 1% of the issued and outstanding shares
         (1) Assumes all warrants are exercised and total includes original shares and shares from exercised warrants.
         (2) Jay Clarke is listed as the Director and control person for CFC Enterprises, Inc,
         (3) David Berkowitz and Doug Theisen are the control persons for Summa Capital, Inc.
         (4) David Berkowitz and Doug Theisen, exercise joint control over Suma Capital, Inc., but disclaim any control over the personal shares owned by the other individual.
         (5) Sam Berkowitz is the father of David Berkowitz. They disclaim control of the other individual's shares.
         (6) Eric Koesterich is listed as the control person for Browncraft Garage.

Shares Eligible For Future Sale

As of the date of the filing Transpire has 24,133,400 outstanding shares of Common Stock. Out of the 24,133,400 shares outstanding 2,844,200 are being registered with this offering. The remaining 21,289,200 shares of common stocks, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

         (i)      One percent of the outstanding shares of Common Stock; or

         (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Transpire. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Transpire is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."

Description Of Securities

The number of shares which the Company is authorized to issue is a total of 200,000,000 $.00001 par value shares of Common Stock and Preferred Stock, as follows:

The capital stock of the Company consists of a total of 150,000,000 shares of $.00001 par value Common Stock separated into two classes of Common Stock, Class A Voting Common Stock, and Class B Non Voting Common Stock, as follows:

A total of 100,000,000 shares of Class A Voting Common Stock, par value $.00001 per share.

A total of 50,000,000 shares of Class B Non Voting Common Stock, par value $.00001 per share, which shall be non-voting Common Stock.

Shareholders (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock to be sold in this offering will be fully paid and nonassessable when issued. The Common Stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so. The Company, which has had no earnings, has not paid any dividends on its Common Stock and it is not anticipated that any dividends will be paid in the foreseeable future. Dividends upon Preferred shares must have been paid in full for all past dividend periods before distribution can be made to the holders of Common Stock. In the event of a voluntary or involuntary liquidation, all assets and funds of the Company remaining after payments to the holders of Preferred Stock will be divided and distributed among the holders of Common Stock according to their respective shares.

In addition, we have the right to issue a total of 50,000,000 shares of Preferred Stock, par value $.00001, as follows:

The Preferred Stock shall be issuable, in the discretion of the Board of Directors, in one or more series, to be designated also in the discretion of the Board of Directors. Further, besides establishing the series, the Board shall, in its discretion, have the right to fix the number of shares in such series, and the preference, rights, and restrictions which apply, including, without limitation, any voting rights, dividend rights, liquidation rights, conversion rights, transfer rights, and redemption rights, all to the fullest extent it determines unless, and only to the extent expressly prohibited by law.

We have also issued warrants to the purchasers of the Units recently sold pursuant to the private placement. Each subscriber received warrants to purchase an additional four (4) shares for each share subscribed to. Each Warrant is exercisable for a period of six months from the start of, if any, trading on the over the counter market or any exchange of the Common Stock of the Company. There was no warrant agreement issued to the subscriber. The exercise price for each warrant share is $0.75. A total of 1,000,000 shares, to be registered in this registration statement, is issuable if all warrants are exercised.

PLAN OF DISTRIBUTION

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,
o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o    any combination of the foregoing, or by any other legally available means.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

         At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

         We will not receive any proceeds from the sale of 3,896,200 commons shares pursuant to this prospectus. We may receive up to $750,000 as a result of the exercise of the warrants. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.


NEVADA BUSINESS COMBINATION PROVISIONS
Business Combination Law

         Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other shareholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful.

Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

Transfer Agent

         The Company intends to engage the services of Securities Transfer Corporation 2591 Dallas Parkway Ste 102 Frisco, Texas 75034, Phone 469-633-0101 Fax 469-633-0088


INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Transpire Communications, Inc. except for Michael S. Krome, Esq., attorney for Transpire Communications, Inc., who received Common Stock as part of his legal fees. Further, none of the experts was hired on a contingent basis and none of the experts named herein will receive a direct or indirect interest in Transpire Communications, Inc.


LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755.


EXPERTS

         Our audited financial statements as of June 30, 2001 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Schenck & Associates SC, independent certified public accountant, upon his authority as expert in accounting and auditing. Schenck & Associates SC's report on the financial statements can be found at the end of this prospectus and in the registration statement.

--------------------------------------------------------------------------------

                         TRANSPIRE COMMUNICATIONS, INC.

                                3,844,200 Shares

                                  Common Stock

                                   PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2001, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               ____________, 2001

--------------------------------------------------------------------------------

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                              FINANCIAL STATEMENTS

                    Period from February 23, 2001 (Inception)
                                to July 31, 2001

                   Together With Independent Auditors' Report

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)



                                    CONTENTS
                                    --------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                F-2

FINANCIAL STATEMENTS

    Balance Sheet                                                           F-3

    Statement of Operations                                                 F-4

    Statement of Changes in Stockholders' Equity                            F-5

    Statement of Cash Flows                                                 F-6

    Notes to Financial Statements                                           F-7

                          Independent Auditors' Report
                          ----------------------------




To the Stockholders
TranSpire Communications, Inc.
Green Bay, Wisconsin


     We have audited the accompanying balance sheet of TranSpire Communications, Inc. as of July 31, 2001, and the related statements of operations, changes in stockholders' equity and cash flows for the period February 23, 2001 (inception) to July 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TranSpire Communications, Inc. as of July 31, 2001 and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.







/s/ Schneck & Associates, SC
----------------------------
Schneck & Associates, SC
Green Bay, Wisconsin
September 12, 2001

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                                  Balance Sheet
                                  July 31, 2001


         ASSETS
         ------

Current assets
--------------
     Due from Midwest Wireless, Inc.                       $ 124,000

Other assets
------------
     Deferred tax benefit                                      9,800
                                                           ---------

                                                           $ 133,800


         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current liabilities
-------------------
     Due to Midwest Wireless, Inc.                         $  47,636
                                                           ---------

Stockholders' equity
--------------------
     Preferred stock:
         Authorized, 50,000,000
         No shares issued and outstanding                       --
     Common stock, $0.00001 par value:
         Class A common stock:
            Authorized, 100,000,000 shares
            Issued and outstanding, 248,000                        2
         Class B common stock:
            Authorized, 50,000,000 shares
            No shares issued and outstanding                    --
     Additional paid-in capital                              121,218
     Deficit accumulated during the development stage        (35,056)
                                                           ---------

Net stockholders' equity                                      86,164
                                                           ---------

                                                           $ 133,800
                                                           =========





See notes to financial statements.

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                             Statement of Operations
           Period from February 23, 2001 (Inception) to July 31, 2001





Revenues                                          $   --
                                                  --------

Operating expenses
------------------
     Legal and professional fees                    15,250
     Consulting                                     29,606
                                                  --------

Total operating expenses                            44,856
                                                  --------

Loss before income taxes                           (44,856)

Credit for income taxes                              9,800
                                                  --------

Net loss                                          $(35,056)
                                                  ========








See notes to financial statements.


                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                  Statement of Changes in Stockholders' Equity
           Period from February 23, 2001 (Inception) to June 30, 2001





                                                                          Deficit
                                                                        Accumulated
                                Shares                    Additional     during the
                              Issued and      Common       Paid in      Development
                             Outstanding      Stock        Capital         Stage          Total
                             -----------   -----------   -----------    -----------    -----------

Balance, February 23, 2001          --     $      --     $      --      $      --      $      --

Issuance of common stock         248,000             2       123,998           --          124,000

Stock issuance costs                --            --          (2,780)          --           (2,780)

Net loss                            --            --            --          (35,056)       (35,056)
                             -----------   -----------   -----------    -----------    -----------

Balance, July 31, 2001           248,000   $         2   $   121,218    $   (35,056)   $    86,164
                             ===========   ===========   ===========    ===========    ===========





See notes to financial statements.

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows
           Period from February 23, 2001 (Inception) to June 30, 2001




Operating activities
--------------------
     Net loss                                                $ (35,056)
     Adjustments to reconcile net loss to net cash
         used for operating activities:
         Deferred income taxes                                  (9,800)
         Changes in operating assets and liabilities:
            Due to Midwest Wireless, Inc.                       44,856
                                                             ---------

Net cash provided by operating activities                         --
                                                             ---------


Investing activities
--------------------
     Due from Midwest Wireless, Inc.                          (124,000)
                                                             ---------


Financing activities
--------------------
     Issuance of common stock                                  124,000
                                                             ---------


Cash
----
     Net increase                                                 --
     Beginning                                                    --
                                                             ---------

     Ending                                                  $    --
                                                             =========


Supplemental disclosure of noncash financing activities
-------------------------------------------------------
     Stock issuance costs incurred of $2,780 are due to Midwest Wireless, Inc.








See notes to financial statements.

                         TRANSPIRE COMMUNICATIONS, INC.
                        (A Development Stage Enterprise)

                          Note to Financial Statements
                                  July 31, 2001




Note 1 - Nature of business and significant accounting policies
------

    A.   Nature of business and operations
         ---------------------------------

         The Company is a Nevada entity with an incorporation date of February 23, 2001. The Company was formed to facilitate the public offering of its capital stock and to allow for the merger of Midwest Wireless, Inc. As such, it is considered a development stage company for the period February 23, 2001 (inception) to July 31, 2001.

         Midwest Wireless, Inc. is a Wisconsin incorporated entity in the business of providing wireless broadband solutions for the internet and other related services.

         The effective date of the merger was August 28, 2001.

    B.   Estimates
         ---------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    C.   Method of accounting
         --------------------

         The Company maintains its records on the accrual method of accounting. The financial statements include only items relating to the business of the Company.

    D.   Income taxes
         ------------

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income.




Note 2 - Income taxes
------

For the period ended July 31, 2001, the credit for income taxes consists of a deferred tax benefit. A long-term deferred tax asset recognized for operating loss carryforwards totals $9,800.

                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                              FINANCIAL STATEMENTS

                      Period from July 1, 2000 (Inception)
                                to July 31, 2001

                   Together With Independent Auditors' Report

                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)



                                    CONTENTS
                                    --------

                                                                         Page
                                                                         ----

INDEPENDENT AUDITORS' REPORT                                              F-2

FINANCIAL STATEMENTS

    Balance Sheet                                                         F-3

    Statements of Operations                                              F-4

    Statements of Changes in Stockholders' Equity                         F-5

    Statements of Cash Flows                                              F-6

    Notes to Financial Statements                                      F-7 - F-9

                          Independent Auditors' Report
                          ----------------------------




To the Stockholders
Midwest Wireless, Inc.
Green Bay, Wisconsin



     We have audited the accompanying balance sheet of Midwest Wireless, Inc. as of July 31, 2001, and the related statements of operations, changes in stockholders' equity and cash flows for the period July 1, 2000 (inception) to July 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Wireless, Inc. as of July 31, 2001, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.






/s/ Schneck & Associates, SC
----------------------------
Schneck & Associates, SC
Green Bay, Wisconsin
September 12, 2001

                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                                  Balance Sheet
                                  July 31, 2001


         ASSETS
         ------

Current assets
--------------
     Cash                                                     $  45,040
     Accounts receivable                                          1,281
     Due from TranSpire Communications, Inc.                     47,636
                                                              ---------

Total current assets                                             93,957
                                                              ---------

Equipment                                                       203,964
---------
     Less accumulated depreciation                               26,994
                                                              ---------

Net property and equipment                                      176,970
                                                              ---------

Other assets
------------
     Deferred tax benefit                                        46,400
                                                              ---------

                                                              $ 317,327
                                                              =========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------

Current liabilities
-------------------
     Current maturities of long-term debt                     $  65,000
     Accounts payable:
         Related party                                           10,527
         Other                                                   60,832
     Due to TranSpire Communications, Inc.                      124,000
     Accrued liabilities                                         12,851
                                                              ---------

Total current liabilities                                       273,210

Long-term debt, less current maturities                          32,823
                                                              ---------

Total liabilities                                               306,033
                                                              ---------

Stockholders' equity
--------------------
     Common stock, no par value:
         Authorized, 11,915 shares,
         Issued and outstanding, 11,886 shares                  176,430
     Deficit accumulated during the development stage          (165,136)
                                                              ---------

Total stockholders' equity                                       11,294
                                                              ---------

                                                              $ 317,327
                                                              =========


See notes to financial statements.

                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                            Statements of Operations
                  For the seven months ended July 31, 2001 and
          the period July 1, 2000 (date of inception) to July 31, 2001




                                                             July 1, 2000
                                           Seven months        (date of
                                              ended            inception)
                                          July 31, 2001    to July 31, 2001
                                          -------------    ----------------


Revenues                                  $      24,923    $         25,179
                                          -------------    ----------------

Operating expenses
------------------
     ISP phone line expense                      67,790              67,790
     Service contract                              --                 2,500
     Wages and salaries                          55,419              55,419
     Payroll taxes                                3,511               3,511
     Workers' compensation insurance                430                 430
     Health and dental insurance                  7,506               7,506
     Depreciation                                23,533              26,993
     Telephone expense                            1,129               2,068
     Rent                                         8,400              18,000
     Auto expenses                                  211                 211
     Insurance                                    2,457               2,457
     Consulting                                  12,500              20,000
     Legal and professional fees                  5,257               8,212
     Licenses and permits                           923                 923
     Meals and entertainment                        164                 164
     Office and postage expense                   1,919               2,727
     Operating supplies                           2,212               4,128
     Outside labor                                  237               5,872
     Small tools                                   --                 1,287
     Miscellaneous                                  195                 954
                                          -------------    ----------------

Total operating expenses                        193,793             231,152
                                          -------------    ----------------

Loss from operations                           (168,870)           (205,973)

Interest expense                                  5,563               5,563
                                          -------------    ----------------

Loss before income taxes                       (174,433)           (211,536)

Credit for income taxes                         (42,600)            (46,400)
                                          -------------    ----------------

Net loss                                  $    (131,833)   $       (165,136)
                                          =============    ================




See notes to financial statements.


                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                  Statements of Changes in Stockholders' Equity
                  For the seven months ended July 31, 2001 and the period July 1, 2000 (date of inception) to July 31, 2001




                                                             Deficit
                                                          Accumulated
                                                             During
                                Shares                        the
                              Issued and      Common      Development
                             Outstanding      Stock          Stage          Total
                             -----------   -----------    -----------    -----------
Balance, July 1, 2000               --     $      --      $      --      $      --


Issuance of common stock          10,949       100,500           --          100,500


Stock issuance costs                --          (1,320)          --           (1,320)


Net loss                            --            --          (33,303)       (33,303)
                             -----------   -----------    -----------    -----------


Balance, December 31, 2000        10,949        99,180        (33,303)        65,877


Issuance of common stock             937        77,250           --           77,250


Net loss                            --            --         (131,833)      (131,833)
                             -----------   -----------    -----------    -----------


Balance, July 31, 2001            11,886   $   176,430    $  (165,136)   $    11,294
                             ===========   ===========    ===========    ===========







See notes to financial statements.


                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                            Statements of Cash Flows
                  For the seven months ended July 31, 2001 and
          the period July 1, 2000 (date of inception) to July 31, 2001


                                                                                      July 1, 2000
                                                                    Seven months       (date of
                                                                       ended           inception)
                                                                   July 31, 2001    to July 31, 2001
                                                                   -------------    ----------------
Operating activities
--------------------
     Net loss                                                      $    (131,833)   $       (165,136)
     Adjustments to reconcile net loss to net cash
         used for operating activities:
            Depreciation                                                  23,533              26,993
            Deferred income taxes                                        (42,600)            (46,400)
            Changes in operating assets and liabilities:
                Accounts receivable                                       (1,011)             (1,281)
                Accounts payable                                          66,297              71,358
                Accrued liabilities                                       12,853              12,853
                                                                   -------------    ----------------

Net cash used for operating activities                                   (72,761)           (101,613)
                                                                   -------------    ----------------

Investing activities
--------------------
     Purchase of property and equipment                                  (18,500)            (68,964)
     Increase in due from TranSpire Communications, Inc.                 (47,636)            (47,636)
                                                                   -------------    ----------------

Net cash used for investing activities                                   (66,136)           (116,600)
                                                                   -------------    ----------------

Financing activities
--------------------
     Issuance of common stock                                             98,750             177,750
     Stock issuance costs                                                   --                (1,320)
     Repayment of notes payable, net                                     (66,490)            (37,177)
     Increase in due to TranSpire Communications, Inc.                   124,000             124,000
                                                                   -------------    ----------------

Net cash provided by financing activities                                156,260             263,253
                                                                   -------------    ----------------

Cash
----
     Net increase                                                         17,363              45,040
     Beginning                                                            27,677                --
                                                                   -------------    ----------------

     Ending                                                        $      45,040    $         45,040
                                                                   =============    ================

Supplemental cash flow information
----------------------------------
     Cash paid for interest                                        $       5,563    $           --

Supplemental disclosure of noncash financing activities
-------------------------------------------------------
     Seller-financed debt for purchase of property and equipment
         from related party                                        $        --      $        135,000
     Common stock issued in exchange for stock
         subscription receivable                                            --                21,500


See notes to financial statements.

                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements
                                  July 31, 2001



Note 1 - Nature of business and significant accounting policies
------

    A.   Nature of business and presentation
         -----------------------------------

         The Company, which was formed July 1, 2000, provides wireless Internet services to individuals and businesses in Green Bay, Wisconsin. The Company is in the process of establishing market areas and obtaining financing and has not yet generated significant revenues. As such, it is considered a development stage company for the period July 1, 2000 (inception) to July 31, 2001.

    B.   Estimates
         ---------

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    C.   Method of accounting
         --------------------

         The Company maintains its records on the accrual method of accounting. The financial statements include only items relating to the business of the Company.

    D.   Receivables
         -----------

         The Company provides wireless Internet service to individuals and businesses located mainly in Green Bay, Wisconsin. The Company grants unsecured credit, in the form of trade accounts receivable, to these customers.

    E.   Property, equipment and depreciation
         ------------------------------------

         Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred.

         Depreciation for financial reporting purposes is provided over the estimated useful lives of the respective assets using the straight-line method.

    F.   Income taxes
         ------------

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses and tax credits that are available to offset future taxable income.


                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements, Continued
                                  July 31, 2001


Note 2 - Long-term debt
------
Long-term debt consists of the following:

    8%, note payable to Venom Technologies, Inc., due in monthly installments
        of $6,106 including interest through December, 2002, unsecured.                   $    97,823
    Less current maturities                                                                    65,000
                                                                                          -----------

                                                                                          $    32,823
                                                                                          ===========

Principal payments on long-term debt for the next two years are as follows:

             Year Ending
              July 31,
              --------

                2002                                                                      $    65,000
                2003                                                                           32,823
                                                                                          -----------

                                                                                          $    97,823
                                                                                          ===========


The  majority  stockholder  of the  Company is also a 50%  stockholder  of Venom
Technologies, Inc. This debt was incurred in the acquisition of property and equipment from Venom Technologies, Inc.


Note 3 - Credit for income taxes
------

For the period ended July 31, 2001, the credit for income taxes consists of a deferred tax benefit. A long-term deferred tax asset recognized for deductible temporary differences and operating loss carryforwards totals $46,400.


Note 4 - Related party transaction and operating lease
------

The Company leases its office space from Kerscher Development, LLC, whose sole owner is also the majority stockholder of the Company. The following is a schedule by years of future minimum rental payments remaining under a ten-year operating lease at a fixed sum of $144,000:

             Year Ending
              July 31,
              --------

                2002                                                                      $    14,400
                2003                                                                           14,400
                2004                                                                           14,400
                2005                                                                           14,400
                2006                                                                           14,400
             Thereafter                                                                        58,800
                                                                                          -----------

                                                                                          $   130,800


                             MIDWEST WIRELESS, INC.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements, Continued
                                  July 31, 2001





Note 5 - Subsequent events
------

On August 28, 2001, the Company was merged into TranSpire Communications, Inc. a Nevada-based corporate entity. Effective with the merger, each share of Midwest Wireless, Inc. stock was converted into 1,900 shares of TranSpire Communications, Inc. Class A voting common stock with a par value of $.00001 per share.

PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide us with the power to indemnify any of our directors, officers, employees or agents. The director, officer, employ or agent must have conducted himself in good faith and reasonably believe that his conduct was in, or not opposed to our best interests. In a criminal action the director, officer, employee or agent must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

Article Tenth of the registrant's Certificate of Incorporation provides that the registrant shall indemnify any and all persons whom it shall have power to indemnify to the maximum extent permitted by Nevada law. Article VII of the registrant's by-laws provides that the registrant shall indemnify authorized representatives of the registrant to the fullest extent permitted by Nevada law. The registrant's by-laws also permit the registrant to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the foregoing provision of the by-laws or under the provisions of Nevada law.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee:          $  3,044.61
Legal fees and expenses (1)                                   $  5,000.00
Accounting fees and expenses (1)                              $ 15,000.00
Miscellaneous (1)                                             $  5,000.00
                                                              -----------
         Total                                                $ 28,044.61
-------------------------
(1) Estimated.



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

Item 26. Recent Sales of Unregistered Securities.

Private Placements:

During the period from May, 2001 to July 31, 2001, Transpire raised a total of $125,000, pursuant to a private placement.

Transpire relied upon Section 4(2) of the Act and Rule 506 of Regulation D for these transactions regarding the issuance of its unregistered securities. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding "accredited investors"), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the offers and sales were made in compliance with Rules 501 and 502, (v) the securities were subject to Rule 144 limitation on resale and (vi) each of the parties is a sophisticated purchaser and had full access to the information on Transpire necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

Neither the offer nor the sale of any of the securities was accomplished by the publication of any advertisement. Each investor received copies of disclosure documents.


Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit                    Description
-------                    -----------
3.1 (3)          Articles of Incorporation of Transpire Communications, Inc.
3.2 (3)          Articles of Incorporation of Midwest Wireless, Inc.
3.3 (3)          By-laws of Transpire Communications, Inc.
3.4 (2)          Articles of Merger
5.1 (1)          Opinion of Michael S. Krome P.C.
23.1 (1)         Consent of Schenck & Associates SC, CPA
24.1 (1)         Power of Attorney (included in registration statement)

-----------------
     (1)      Filed herewith
     (2)      To be filed by Amendment
     (3)      Previously filed

Item 28. Undertakings.

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on the 24th day of August, 2001.

                                 Transpire Communications, Inc.

                                 By: /s/ Steven P. Kerscher
                                 --------------------------
                                 Chief Executive Officer, President and Chairman


POWER OF ATTORNEY

The undersigned director and officer of Transpire Communications, Inc. hereby constitute and appoint Steven P. Kerscher, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                                  Date
---------                      -----                                  ----

/s/ Steven P. Kerscher         Chief Executive Officer,          August 24, 2001
-----------------------        President and Chairman
Steven P. Kerscher





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